Exhibit 23.1


CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Genentech, Inc. of our report dated January 17, 1996, included in the 1995 Annual Report to Stockholders of Genentech, Inc.

Our audits also included the financial statement schedule of Genentech, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statements pertaining to the 1991 Employee Stock Plan, the 1994 Stock Option Plan, the 1990 Stock Option/Stock Incentive Plan, the 1984 Incentive Stock Option Plan and the 1984 Non-Qualified Stock Option Plan, the shares issuable to certain warrant holders, the shares issuable to certain convertible subordinated debenture holders and the Genentech, Inc. Tax Reduction Investment Plan and in the related Prospectuses of our report dated January 17, 1996, with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) for the year ended December 31, 1995.


                                                       Ernst & Young LLP




San Jose, California
March 29, 1996